Exhibit 14.1

Beacon Power Corporation

Code of Business Conduct and Ethics

Date of Issue: December 19, 2007
(Supersedes previous versions)

INTRODUCTION

Beacon Power Corporation expects all representatives of the Company and its subsidiaries (collectively, the “Company”) to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities and to comply with all applicable laws, regulations, and Company policies and procedures. This Code of Business Conduct & Ethics (the “Code”) applies to all representatives of the Company, including directors, officers and employees, temporary employees and all others who work with or represent us.

In addition to adhering to this Code, all representatives of the Company are expected to comply with policies and procedures established by the Company, including policy manuals, procedure manuals, safety manuals and employee handbooks.

LEGAL & ETHICAL RESPONSIBILITIES TO THE COMPANY

Responsibilities for Compliance

It is your responsibility to read and understand this Code and to comply with it in both letter and spirit. Although this Code addresses a wide range of business, legal, and ethical matters, it cannot anticipate every issue that may arise. In many situations, your judgment and common sense will provide sufficient guidance; if something seems unethical or improper, it probably is. But, if you are unsure of what to do in any situation, you should seek additional guidance and information before you act by contacting your supervisor or the Compliance Officer (who is listed under “Compliance Assistance” at the end of this Code).

It is also your responsibility to report any actual or suspected violation of a law or regulation, fraud, and any other violation or suspected violation of this Code. You may do so by contacting the Compliance Officer. You may also call our 24-hour “Hotline” at (800) 923-9553 or contact any member of the Audit Committee of the Board of Directors, who may be reached by mailing a letter addressed to “Audit Committee” at the Company’s mailing address, or by sending an email to the Chair of the Audit Committee at spadik@comcast.net. You may choose to remain anonymous.

The Company prohibits any retaliatory action against any individual for raising concerns or questions regarding compliance with this Code or other ethics matters.

Records and Reporting

Records, data, and information owned, maintained and used by the Company must be accurate. You are personally responsible for the integrity of the information, records and reports under your control. Records must be maintained in sufficient detail as to reflect accurately the Company’s transactions. All financial statements must be prepared in accordance with generally accepted accounting principles and fairly present in all material respects the financial condition and results of the Company. All reports filed with the Securities and Exchange Commission must not contain any fraudulent misstatement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading. No information may be withheld or misrepresented to auditors either internal or external to the Company.

If you have any concerns or complaints regarding questionable accounting, internal accounting controls or auditing matters, you are encouraged to submit those concerns or complaints (anonymously, confidentially, or otherwise) through the Company’s Whistleblower Hotline, as reference above, or to the Audit Committee of the Board of Directors which will, subject to its duties arising under applicable law, regulation and legal proceedings, treat such submissions confidentially. Such submissions may be directed to the attention of the Audit Committee or any director who is a member of the Audit Committee.

Business records and other documents may become public through litigation, government investigations and the media. In this context, the Company or a third party may be in a position to rely on or interpret the document with the benefit of hindsight and the disadvantage of imperfect recollection. Accordingly, it is important that you avoid exaggeration, intentionally false or misleading statements, offensive language and derogatory remarks in documents and communications of all kinds, including e-mail and informal notes and memoranda.

You must observe any “litigation holds” for records. Litigation holds are written instructions from appropriate officials in the Company or its counsel requiring that certain records be retained beyond normal retention periods for legal or compliance reasons. Specifically, it is unlawful to destroy, conceal, alter, forge or falsify any Company business or other record, document, or object (including email and other electronic records) for the purpose of obstructing or influencing any governmental or legal proceeding, investigation or lawsuit. Accordingly, you are prohibited from destroying any records that are potentially relevant to a violation of law, any currently pending, threatened or reasonably foreseeable litigation or any pending, threatened or reasonably foreseeable government investigation or proceeding.

You should consult immediately with the Compliance Officer if you receive, as a Company representative, any summons, subpoena, inquiry, or other communication outside the normal course of business from a court, marshal, sheriff, government agent, regulatory agency, or any lawyer regarding the Company or any employee, customer, supplier, contractor or competitor. Always contact the Compliance Officer before producing any documents, submitting to an interview, answering questions or responding to any request regarding litigation or an investigation (excluding routine audits).

Proper Use of Company Assets

Protecting the Company’s assets, both tangible and intangible, against loss, theft, and misuse is your responsibility. Assets include cash, securities, business plans, customer information, supplier information, intellectual property (including computer programs, models and similar items), physical property (including equipment, vehicles, tools and supplies) and services. These assets were acquired solely for the purpose of conducting the Company’s business. They may not be sold, loaned, given away, or disposed of except with proper authorization as described in the company Fixed Asset, Signature Authorization or other Company policies. Company assets other than laptops, cell phones and other similar devices should not be removed from the company premises without written or email permission from the employee’s manager or supervisor. Incidental usage of certain Company assets may be permitted (e.g., laptops or cell phones); however, abuse of Company assets is prohibited. Misappropriation of Company assets is theft and a breach of your duty to the Company. An employee engaging in such action is subject to immediate dismissal and prosecution, if applicable.

Computer software, information provided by the Company and loaded on your computer, and all data accessed, stored or transmitted to or though your computer related to Company activities is Company property. Licensed software or documentation must be used strictly in accordance with licensing agreements and must not be duplicated without permission. You are responsible for safeguarding logins and passwords which provide access to Company networks.

Internet access and all Company electronic communications systems, such as e-mail and voice mail, are made available to you to conduct the Company’s business and incidental non-solicitational use. All communications are subject to access, monitoring and review by appropriate, authorized Company personnel at any time. The monitoring and review of electronic communications must be approved by the Compliance Officer and legal counsel, or in the instance of the Compliance Officer, the CEO and legal counsel. Users should have no expectation of personal privacy in their use of Company communications systems or information sent to or from or stored in or on Company communications systems. You are prohibited from using the Internet, Intranet, instant messaging or email for transmitting communications, or releasing or accessing information that violates this Code.

In addition, use of Company computer resources or communications systems for the following is prohibited: abusive or otherwise objectionable language; information which is illegal or obscene; any content which are likely to result in the loss of the recipients’ work or systems; messages which defame or libel others; use which interferes with the work of employees or others, including sexual or other harassment that violates applicable laws and Company policies. This is not an exclusive list of prohibitions or conditions.

If you become aware of the theft or misuse of Company assets, immediately report the matter to your supervisor or the Compliance Officer.

Proprietary and Confidential Information

You must retain in strictest confidence, and use solely for the benefit of the Company, all proprietary and confidential information relating to the Company which you acquire, directly or indirectly, in connection with your employment or association with the Company. Proprietary or confidential information about the Company may not be disclosed to anyone outside the Company without specific authorization. In some instances the Company will utilize non-disclosure agreements which describe these obligations further. For example, for customers, suppliers or other third parties who have signed a non-disclosure agreement ("NDA") with the Company that protects disclosures by the Company to such parties from misuse or unauthorized disclosure, no further authorization by the Company is necessary for you to disclose proprietary or confidential information to that customer, supplier or third party.  You should confirm however with your supervisor or other appropriate Company officials that such a NDA has been signed and is in effect (i.e., that the NDA has not expired.)  If you have questions, consult your supervisor, the Chief Engineer or the Compliance Officer.

Examples of proprietary and confidential information include, but are not limited to, any system, information or process that gives the Company an opportunity to gain an advantage over its competitors; nonpublic information about the Company’s strategies, business plans, forecasts, operations, and results; nonpublic information about customers and vendors; nonpublic information about the Company’s systems, technology, products and services; and employee medical and other records.

You are responsible for safeguarding all proprietary and confidential information under your control. This includes taking steps to ensure documents are produced and handled in a manner that minimizes the risk that unauthorized persons might obtain access to them. You should also ensure that access to work areas and computers is properly controlled. You should not discuss proprietary or confidential information in public places such as restaurants or airplanes or on cellular phones where there is a potential for such information to be transmitted to unauthorized persons.

ADDITIONAL LEGAL & ETHICAL RESPONSIBILITIES

Conflicts of Interest

A conflict of interest occurs when your private interests (financial or other) interfere in any way with the interests of the Company as a whole. Conflicts of interest can also arise when you take actions or have interests, or a member of your immediate family, or person with whom you have a close personal relationship has interests, that may make it difficult for you to perform your duties to the Company objectively and effectively. When a potential conflict of interest arises, it is important that you act with great care to avoid even the appearance that your actions were not in the best interest of the Company.

You must be sensitive to any activities, interests or relationships that might conflict, or even appear to conflict, with your ability to act in the best interests of the Company. Since it is impossible to describe every potential conflict of interest, the Company necessarily relies on you to exercise sound judgment and to adhere to the highest ethical standards.

If you suspect that any activity, interest or relationship of yours would constitute/constitutes a conflict of interest you should disclose it in writing to the Compliance Officer and have it approved by the Company. This disclosure should be made prior to the time the situation arises whenever possible and, in any event, no later than when you first become aware of it. Conflict of interest situations involving members of the Board of Directors should be disclosed to the Board of Directors Audit Committee, Company’s legal representation and the Compliance Officer; all other such situations should be disclosed to the person’s supervisor, as appropriate, and in any event to the Compliance Officer.

To assist you in this regard, a few of the more common situations in which a conflict of interest arises are described below:

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A potential conflict of interest arises if you or any person having a close personal relationship with you or a family member has a direct or indirect interest in, or may derive a benefit from, or is employed by a business enterprise which does or seeks to do business with the Company.

Note: Ownership of less than 5% of the outstanding publicly-traded securities of a business enterprise doing, or seeking to do, business with the Company is not considered to be a conflict of interest. In addition, a situation in which a related person is employed by a business enterprise that furnishes products or services to the Company and the general public at prices and terms generally applicable to all its customers, and whose compensation is not determined in whole or in part by reference to the amount of business done with the Company, would not be considered to give rise to a conflict of interest.

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Family means your spouse, parents, children siblings, mothers and fathers in law and any person living in the same house with you. A close personal relationship means a person who could have strong influence over your actions.

•
You may not compete with the Company during the course of your employment. This means you may not develop new technologies or take business opportunities that are offered or available to Beacon for yourself. All copyrights, patents, trade secrets or other intellectual property associated with every idea, concept, technique, invention, process and work of authorship developed or created by you in the course of performing work for the Company belongs to the Company, and, if requested, shall be specifically assigned by you to the Company.

•
Without the prior written approval of the Compliance Officer (or, with respect to the Compliance Officer, written approval of the Chief Executive Officer), you may not participate in a joint venture, partnership or other business arrangement with the Company.

•	Simultaneous employment with or serving as a consultant to or director of a competitor of the Company is strictly prohibited, as is any activity that is intended to or that you should reasonably expect to advance a competitor’s interests at the expense of the Company’s interests.

•
You may not market products or services in competition with the Company’s current or documented and planned business activities. It is your responsibility to consult with the Chief Financial Officer(or with respect to the Chief Financial Officer, written approval of the Chief Executive Officer) to determine whether a planned activity will compete with any of the Company’s business activities before you pursue the activity in question. In general, such business arrangements are disfavored, and any such approval would be given only in accordance with policies established by the Board of Directors and after review and approval by the Board.

•
Without the prior written approval of the Compliance Officer (or, with respect to the Compliance Officer, written approval of the Chief Executive Officer), you may not be a supplier or be employed by, serve as a consultant to or director of or represent a customer or supplier to the Company, or anyone else who does, or seeks to do, business with the Company (other than as a retail customer). Without the prior written approval of the Compliance Officer (or, with respect to the Compliance Officer, written approval of the Chief Executive Officer), you may not accept money or benefits of any kind from a third party as compensation or payment for any advice or services that you may provide to a customer, supplier or anyone else in connection with its business with the Company.

Gifts and Entertainment

The purpose of business entertainment (including meals) and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with suppliers, customers or others. Employees should never offer, give, provide or accept a gift that is in the form of cash, is inconsistent with customary business practices, is excessive in value, could be construed as a bribe or payoff or violates any laws or regulations.

Gifts, gratuities, or courtesies of modest value that are part of ordinary business practice, such as an occasional meal, are usually acceptable. Useful tests for determining a gift's inappropriateness are: if the gift would create embarrassment or obligation for the giver or receiver, and if the action would not stand up to public scrutiny. In receiving gifts, employees must ask themselves whether one purpose of a gift is intended to influence, or appear to influence, business decisions and would thereby compromise their ability to act in the best interests of the Company. The same tests of integrity should be applied to gifts an employee is considering offering to a customer or other person. We must avoid not only actual impropriety, but also the appearance of impropriety.

Neither you nor any immediate family or person with whom you have a close personal relationship may accept gifts or anything of value (including entertainment) from a vendor (existing or potential) or customer if that gift or other thing of value is, or could reasonably be considered to be, intended to influence your behavior toward that vendor or customer. Absent such circumstances, gifts may be accepted when permitted by applicable law if they are non-cash gifts of nominal value or customary and reasonable meals and entertainment, such as an occasional business meal or sporting event, unless previously approved by the Compliance Officer. Travel or lodging in any amount may not be accepted unless previously approved in writing by your Compliance Officer.

If you are offered money or a gift not in conformity with the exceptions noted above, or if either arrives at your office or home, you must report it to your supervisor in writing with a copy to the Compliance Officer. At any time, if you are unsure whether a gift, entertainment, meal or gratuity would be acceptable under this policy, you should discuss it with the Compliance Officer.

Insider Trading

In accordance with the Company’s Insider Trading Policy, directors, officers, employees, consultants and contractors, as well as members of their immediate families living in the same household, other household members and other affiliated entities1  are all considered “Insiders.”

Federal securities laws and Company policy prohibit Insiders who are in possession of material, nonpublic information relating to the Company (“Inside Information”) from using such information in order to gain personal benefit, or to pass on, or “tip,” the information to someone who then uses it. “Nonpublic” or “Inside information” is defined as information that has not been disclosed to the public in a widely distributed press release intended for and made available to the public or in a Securities and Exchange Commission (“SEC”) filing.

Even after disclosure, information is still considered nonpublic until an adequate time has passed for the securities markets to absorb the information. As a general rule, information should not be considered absorbed until after the close of business on the third “trading day” following the date of the public disclosure of the information, or at the time such information is no longer material. The term “Trading Day” means a day in which national stock exchanges are open for trading.

In order to help protect its Insiders from inadvertently violating insider trading rules, the Company restricts trading by Insiders during certain periods by closing the “trading window” or by implementing blackout periods. It should be noted, however, that even when the trading window is open, any person possessing Inside Information concerning the Company may not engage in any transactions in the Company’s securities until such information has been known publicly for at least three Trading Days, whether or not the Company has required that person to suspend trading. The trading window will be closed at regular intervals for recurring events. For example, the trading window will be closed for a time before periodic reports are required to be filed with the Securities and Exchange Commission because during that time the information to be contained in the report is probably known to some Insiders (unless the board of directors determines that the non-public information to be contained in the report is not material.) At other times, the trading window will be closed because of some specific, non-recurring event, such as being awarded a material contract. In such event, Insiders who are aware of the event are not allowed to engage in any transaction involving the purchase or sale of the Company’s securities and should not disclose to others the fact of such suspension of trading.

1 This term includes investors in the Company that have representatives on the Board of Directors.

Even minimal use of Inside Information is prohibited. Trading on Inside Information is illegal no matter how few shares are bought or sold. It may result in a prison sentence. You can be held liable both for your own transactions and for transactions effected by a tippee that you gave the information to, or even a tippee of that tippee. Furthermore, it is important that even the appearance, not just the fact, of insider trading be avoided. The only exception is that transactions directly with the Company, e.g., option exercises or purchases under the Company’s employee stock purchase plan, will not create problems. However, the subsequent sale or other disposition of such stock is fully subject to insider trading restrictions.

In addition, it is the policy of the Company that no Insider who, in the course of working for the Company, learns of material, nonpublic information about a company with which the Company does business, including a customer or vendor of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered significant by an investor in making a decision to buy, hold or sell securities. Similarly, any information that could be expected to affect the Company’s (or another company’s) stock price, whether it is positive or negative, should be considered material.

This insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are subject to your control or influence.

An Insider may not disclose (“tip”) Inside Information to any other person (including family members, friends and acquaintances), except for other Company employees who have a clear right and need to know the information in order to do their job. In addition, you should not tell others to buy or sell the Company's common stock or express any opinions on the basis of Inside Information as to trading in the Company's securities.

The foregoing is a summary of certain portions of the Company’s Insider Trading Policy. You are expected to be familiar with, and to abide by, the complete policy.

Intellectual Property

You must be sensitive to, and take measures to ensure, the Company’s intellectual property - trade secrets, patents, copyrights and trade/service marks - is protected in accordance with federal and state laws. Further you must also respect the intellectual property rights of others, including, for example, customers and former employers or competitors. If you work with intellectual property owned by the Company or any third party, please be sure to consult the company’s Chief Engineer about appropriate use and steps you need to take to protect the Company’s rights.

Antitrust

The essence of the Company’s antitrust policy is to compete vigorously, fairly and in compliance with all applicable antitrust and competition laws. The Company is subject to complex laws designed to preserve competition among enterprises and to protect consumers from unfair business arrangements and practices (generally known as “antitrust laws”). You are required to comply with these laws at all times.

No employee will act in any manner that is inconsistent with this policy, will qualify or compromise it, or will authorize or condone violations. Failure to comply with the policy risks the reputation and success of the Company and its employees, and, depending on the circumstances, can result in severe penalties. Managers and supervisors are responsible for exercising care, diligence and leadership to assure that employees reporting to them fully comply with this antitrust policy. Additionally, each employee is responsible for adhering to and reporting any violations of the antitrust policy.

Violations of the antitrust laws may constitute a felony and criminal conviction can result in imprisonment; may trigger private lawsuits that result in an award of triple the damages proved, plus costs and attorneys’ fees; may involve broad court orders that could severely limit the Company’s business freedom, with substantial costs in time, reputation and lost business; and constitute a drain on employee time and energies. On the other hand, prompt reporting of a suspected problem can assist in addressing it early - the government has amnesty programs that reduce or eliminate some of these consequences for companies who take swift action to stop troublesome conduct.

The Company does not expect you to become an expert on the antitrust laws. However, examples of suspect behavior include communications with competitors regarding sharing price or other competitive information, or proposals to allocate markets or customers, or discussions at industry trade association meetings of competitively sensitive topics, such as prices, pricing policies, territories, capacity, costs and marketing strategies. All such situations should be avoided.

If a competitor, customer or a supplier tries to discuss subjects with you that raise concerns about anticompetitive conduct, you should refuse to do so and ask the person to stop immediately. If necessary, you should leave or otherwise terminate the conversation and report the matter to the Compliance Officer.

Bribery, Kickbacks and Foreign Corrupt Practices Act

The Company is subject to a variety of federal and state laws, including as a result of the Company entering into government contracts, which impose additional obligations regarding, among other things, anti-kickback, anti-bribery and false claims duties.

Payments to Others

Employees may not give either directly or indirectly any bribes, kickbacks or other similar considerations to any person or organization to attract or induce business. All decisions regarding the purchasing of materials, supplies and services must be made on the basis of competitive price, quality and performance and in a way that preserves the Company’s integrity and is consistent with executing the Company’s business plan. Fees, commissions or other amounts paid to outside consultants, agents or other third parties must be fully disclosed in writing, and reviewed and approved in writing by appropriate Company officials in advance and must be legal, proper and reasonable in relation to customary commercial practice.

Payments to Government Officials

In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. Because government officials are obligated to follow specific codes of conduct and laws, special care must be taken in government procurement. Some key requirements for doing business with government entities are:

o
Not offering or accepting kickbacks, bribes, gifts, gratuities or anything else of value with the intent of obtaining favorable treatment from the recipient. A gratuity or courtesy that is customary in the business sector (such as meals) may be perceived as a bribe by a government official.

o	Hiring present and former government personnel and consultants only in compliance with applicable laws and regulations.

The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. All employees, regardless of which country they are based in, are strictly prohibited from making any payments to government officials, foreign political parties or candidates for political office or to any person who will facilitate any type of payment to such foreign official of any country. This does not apply to any fees charged by government or non-government bodies as required by law for the provision of a required service.

Company funds, services, or labor must not be given, directly or indirectly, to anyone in an improper effort to obtain or retain business for the Company or to obtain any special or unusual treatment in connection with a business transaction. You must discuss in advance any expenditures and transactions of any kind involving foreign government officials, including social meetings with the Compliance Officer. Any such expenditure or transaction must be accurately recorded in the Company’s books and records. As noted above, you should contact the Compliance Officer if you have any questions or concerns about any payments, acts or practices that are covered by this or related sections.

Commitment to the Environment

It has been, and will continue to be, the intent of the Company to conduct its business in an environmentally responsible manner. Accordingly, the Company undertakes to:

•	Comply with the spirit and intent, as well as the letter, of environmental laws, regulations and standards.

•	Incorporate environmental protection and stewardship as an integral part of the design, construction, operation and maintenance of its facilities.

•	Encourage the wise use of energy to minimize the impact on the environment.

WORKPLACE RESPONSIBILITIES

Fair Employment and Diversity

The Company considers diversity in our people critical to our success, and we seek to recruit, develop and retain the most talented people from a diverse candidate pool. Advancement at our Company is based on talent and performance. We are fully committed to equal employment opportunity and compliance with the letter and spirit of the full range of fair employment practices and nondiscrimination laws.

Harassment and Intimidation

The Company prohibits sexual or any other kind of harassment or intimidation, whether committed by or against a supervisor, co-worker, customer, vendor or visitor. Unlawful discrimination, whether based on a person’s race, gender, color, creed, religion, national origin, ancestry, age, disability, marital status, sexual orientation, veteran status or any other legally protected category, is repugnant and inconsistent with our commitment to providing a respectful, professional and dignified workplace.

If you believe that you are being subjected to harassing behavior, or if you observe or receive a complaint regarding such behavior, you should report it to your supervisor, to your Human Resource Manager, or to the Compliance Officer. The Company will promptly investigate all allegations of harassment or discrimination and will take appropriate corrective action. Retaliation against individuals for raising claims of harassment or discrimination is prohibited.

Other Employment Matters

To ensure that our business is conducted properly and efficiently, you must conform to certain standards of work performance and other laws and regulations. You must never engage in unsafe, threatening or violent verbal or physical conduct in the workplace. Supervisors or managers must be notified immediately of employee misconduct, including criminal acts that occurred while performing or relevant to the company business or, for example, if driving is a part of the employee’s job function. Once notified, the supervisor or manager should contact the Compliance officer if the incident does meet the criteria described previously (i.e. performing or relevant to the Company business).

Safety

The Company assigns a high priority to the safety of its people. No job is so important that it has to be worked in an unsafe manner.

Supervisors and management are responsible for monitoring the use of all reasonable safeguards in the workplace including Company procedures, safe work practices, and personal protective equipment.

Ultimately, however, all employees are responsible for their own safety. Every employee must, for his or her own and fellow workers’ health and welfare, abide by the Company procedures and safe work practices, and use all appropriate personal protective equipment.

Drugs and Alcohol

The Company is firmly committed to providing its employees with a safe workplace to the extent reasonably possible and to promoting high standards of employee health.

The Company expects all employees and contractors to report to work able to perform their duties safely. Substance and alcohol abuse by employees or contractors is regarded as an unsafe work practice by creating an increased risk to their safety and the safety of their fellow workers and the public.

The Company recognizes and protects the privacy and confidentiality of employee medical and personnel records, as appropriate and according to law.

REPRESENTING THE COMPANY TO CUSTOMERS, SUPPLIERS & OTHERS

Treatment of Customers and Suppliers

Our customers are extremely important to us. They are the reason the Company exists and our success depends upon their satisfaction. Customers and suppliers are always to be treated with the utmost respect and courtesy. They are also to be treated fairly.

Information that we have regarding our customers and suppliers is to be kept confidential and used only for Company purposes and, where relevant, in accordance with executed non-disclosure agreement(s) between the parties. Customer satisfaction is the job of every employee.

Those of us who work on or around our customers’ and suppliers property have a special obligation. We should avoid unnecessary damage to a customer or supplier’s property. If some damage is necessary in order to provide our services, it should be kept to a minimum and the property restored when the work is finished.

Honesty with Regulators

In our businesses, we are extensively regulated by a number of commissions, agencies, and other governmental entities. While we may not always agree with these regulators, it is essential that the information that we supply to them be accurate and not misleading. We must cooperate with all our employees and representatives who interface with our regulators and supply them in a timely manner with accurate and complete information which they require to fulfill their responsibilities.

Communications with the Public

Before publishing, making speeches, giving interviews or making public appearances that are connected to the Company’s business interests, you must get approval from your supervisor. In the event that such speeches, interviews or public appearances include information which is financial in nature, you must get approval from the Chief Financial Officer.

In addition, in order to ensure the Company’s communications with the public are accurate, complete, consistent and in compliance with applicable law, while still protecting the Company’s confidentiality and interests, you should always refer all news media, securities analyst and investor inquiries to Investor Relations or the Chief Financial Officer. You should not provide responses unless specifically requested to do so by an appropriate Company representative.

Political Activities and Contributions

You have the right to participate voluntarily in the political process. No one in the Company may require you to contribute to, support or oppose any political candidate or group. If you choose to participate in the political process, you must do so as an individual, not as a representative of the Company unless this activity is understood to be part of your job function for the Company. You may not work on a political fundraiser or other campaign activity while at work or use Company property for these activities. Any overt, visible and partisan political activity that could cause someone to believe that your actions reflect the views or position of the Company requires the prior approval of the Compliance Officer.

Lobbying Activities

The Company encourages every employee to take an active interest in government processes. Any such participation, however, is to be undertaken as an individual - not as a representative of the Company, unless this activity is understood to be part of your job for the Company.

As a general matter, you should not engage in lobbying activity on behalf of the Company. Any lobbying activity that is undertaken on behalf of the Company requires the prior approval of the Director of Government Programs and the Compliance Officer. Any time spent on lobbying activity must be reported as such on the employee’s time card.

Lobbying activity generally includes any direct communication with any executive or legislative official to influence any decision concerning legislation, regulations, or other official actions of government. Lobbying may trigger registration and reporting requirements on the part of both the Company and the individual engaging in lobbying activity.

WAIVERS

Any waiver of any provision of this Code for executive officers (as “officer” is defined in Rule 16(a)-1(f) under the Securities Exchange Act of 1934, as amended) or directors must be approved by the Board of Directors, or a designated committee of the Board. Any such waiver must be promptly disclosed to shareholders in accordance with applicable SEC rules. The Company generally will not grant such waivers and will make exceptions only for good cause.

COMPLIANCE ASSISTANCE

The following officer of the Company, the Chief Financial Officer, has been designated as the “Compliance Officer” to oversee the implementation and enforcement of this Code and other legal compliance programs of the Company and to assist you in complying with them. You may contact him by sending an e-mail to spiezio@beaconpower.com.

See also the more complete description about compliance assistance (including its reference to the Hotline) on page one of this Code, under “LEGAL & ETHICAL RESPONSIBILITIES TO THE COMPANY: Responsibilities for Compliance”.

ACKNOWLEDGEMENT FORM

I have received and read the Code of Business Conduct and Ethics issued December 19, 2007, and I understand its contents. I agree to comply fully with this Code. I understand that I have an obligation, as described above, to report any suspected violations of the Code.

Printed Name

Signature

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